Exhibit 10.4

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

$10,000,000	Issuance Date: March 15, 2023
Huntsville, Alabama

For value received, Serina Therapeutics, Inc., an Alabama corporation (the “Company”), promises to pay to AgeX Therapeutics, Inc., a Delaware corporation (the “Holder”), the principal sum of $10,000,000. Interest shall accrue from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal amount at a simple interest rate equal to 7% per annum, computed on the basis of the 360-day year of twelve 30-day months. This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated March 15, 2023 (the “Purchase Agreement”). The Company shall maintain a ledger of the amount of principal and interest due and payable or to become due and payable under this Note. Capitalized terms not otherwise defined herein have the meaning given to them in the Purchase Agreement. This Note is subject to the following terms and conditions.

1. Maturity. Unless converted pursuant to Section 2, principal and any accrued but unpaid interest under this Note shall be due and payable upon demand of the Holder any time on or after the date (the “Maturity Date”) that is 36 consecutive calendar months following the date of the Closing. Subject to Section 2 below, interest shall accrue on this Note and shall be due and payable with each installment of principal. On or after the Maturity Date, upon the written demand of the Holder in its sole discretion, the entire principal sum of this Note, together with accrued and unpaid interest there on, shall be (a) paid in one lump sum payment within 5 business days following the Holder’s demand or (b) converted into shares of the Company pursuant to Section 2(f) below. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon any of the following (each, an “Event of Default”): (i) the commission of any act of bankruptcy by the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X), (ii) the execution by the Company of a general assignment for the benefit of creditors, (iii) the filing by or against the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) of a petition in bankruptcy or any petition for relief under the federal bankruptcy act (or, in each case, under any similar insolvency law) or the continuation of such petition without dismissal for a period of 60 calendar days or more, (iv) the appointment of a receiver or trustee to take possession of the property or assets of the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X), (v) failure of the Company to pay any amount due under the Note when due, which failure to pay is not cured by the Company within 5 business days of written notice thereof, (vi) unless waived by the Holder, the Company’s material breach of any representation, warranty or covenant of the Company under the Transaction Agreements or Note, which breach, if curable, is not cured by the Company within 10 business days of written notice by the Holder thereof, (vii) the Company or any subsidiary shall default on any of its obligations under any Indebtedness which default causes the Indebtedness thereunder to (x) become prematurely due and payable, (y) be placed on demand or (z) become capable of being declared by or on behalf of a creditor thereunder to be prematurely due and payable or being placed on demand, in each case, as a result of such default or any provision having a similar effect (howsoever prescribed), (viii) any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days, and (ix) the Company experiences a Material Adverse Effect. Upon the occurrence of any Event of Default, in addition to all amounts hereunder becoming immediately due and payable, the Holder may pursue any available remedy, whether at law or in equity. Additionally, and subject to Section 6 below, upon the occurrence of any Event of Default, an interest rate of 10% per annum and computed on the basis of the 360-day year of twelve 30-day months, shall apply to all outstanding amounts until fully paid from the date they are declared due and payable.

2. Conversion.

(a) Qualified Financing. Upon the Company’s next sale of preferred stock, if on or before the Maturity Date, yielding gross proceeds to the Company of at least $25,000,000 (excluding conversion of the Note and any other convertible promissory notes or similar convertible securities) (the “Requisite Conversion Proceeds”) in a single transaction or a series of related transactions for the purpose of raising capital (a “Qualified Financing”), all outstanding principal and accrued but unpaid interest under this Note (the “Conversion Amount”) shall automatically convert into equity securities of the Company as set forth in Section 2(b).

(b) Terms of Conversion Upon a Qualified Financing. If there is a Qualified Financing on or prior to the Maturity Date, then this Note shall automatically convert in the initial closing of the Qualified Financing (or, if the proceeds at the initial closing of such Qualified Financing are less than the Requisite Conversion Proceeds, at such closing wherein the aggregate proceeds raised (including all Qualified Financing closings then to date) are not less than the Requisite Conversion Proceeds) into (X) that number of Next Round Securities equal to the Conversion Amount divided by the Conversion Price. All fractional shares shall be deemed forfeited and the Holder shall receive cash consideration following application of the computations set forth in the immediately preceding sentence in consideration therefor.

(c) Definitions.

(i) “Capped Price” means the price per share equal to the Valuation Cap divided by the Company Capitalization;

(ii) “Company Capitalization” means as of immediately prior to the Qualified Financing (or Sale Event), all issued and outstanding share capital of the Company on an as-converted and fully diluted basis, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, including other convertible note instruments or SAFE’s issued by the Company after the date hereof which are converting in such Qualified Financing, and including all common shares reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing (or Sale Event), including this Note;

(iii) “Conversion Price” means the lower of (i) the Capped Price and (ii) the Discount Price;

(iv) “Discount Price” means the Investors’ Price multiplied by 80%;

(v) “Investors’ Price” means the lowest price per share at which the shares of Next Round Securities are sold to cash investors in the Qualified Financing (which price per share shall be net of any fees (including broker or finder fees), discounts, commissions or similar reductions from the Company’s gross proceeds);

(vi) “Next Round Securities” means the series of preferred stock of the Company issued to the investors investing new money in the Company in connection with the initial closing of the Qualified Financing; and

(vii) “Valuation Cap” means $105,000,000.

(d) Sale Event. If the Company consummates a Change of Control (as defined below) (a “Sale Event”) while any Conversion Amount under this Note remains outstanding, then immediately prior to the consummation of such Sale Event the outstanding principal and any accrued but unpaid interest on this Note shall, at the option of the Holder, in its sole discretion, convert into either (A) cash in an amount equal to 100% of the outstanding principal amount of this Note plus the accrued but unpaid interest on this Note or (B) immediately prior to the closing of the Sale Event, convert into, or be deemed to convert into, the highest ranking shares of the Company then issued at a conversion price equal to the Liquidity Price. The Company shall give the Holder notice of a Sale Event not less than 21 calendar days prior to the anticipated date of consummation of the Sale Event. Any repayment pursuant to this paragraph in connection with a Sale Event shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Sale Event or its agent) following the Sale Event in connection with payment procedures established in connection with such Sale Event. For purposes of this Note:

(i) “Change of Control” means a Deemed Liquidation Event as defined in the Company’s Certificate of Incorporation as amended from time to time or the Company enters into a license agreement with an upfront payment of at least $25 million with a total license value equal to or in excess of the Valuation Cap; provided that a Qualified Merger (as defined in the Purchase Agreement) shall not be a Change of Control.

(ii) “Liquidity Price” means the lowest price per share at which the shares of Senior Round Securities are sold to cash investors (which price per share shall be net of any fees (including broker or finder fees), discounts, commissions or similar reductions from the Company’s gross proceeds).

(iii) “Senior Round Securities” means the most senior series of preferred stock of the Company issued to the investors investing at least $5,000,000 of new money in the Company in a single transaction or a series of related transactions for the purpose of raising capital.

(e) Qualified Merger. In the event the Company consummates, on or before the Maturity Date, a Qualified Merger while any Conversion Amount under this Note remains outstanding, then upon the consummation of such Qualified Merger this Note shall remain outstanding and become an intercompany asset of the Holder, and the intercompany liability of the Company.

(f) Optional Conversion at Non-Qualified Financing. In the event the Company consummates, on or before the Maturity Date, an equity financing pursuant to which it sells shares of Preferred Stock in a transaction that does not constitute a Qualified Financing (a “Non-Qualified Financing”), then the Holder shall have the option to treat such equity financing as a Qualified Financing on the same terms set forth herein.

(g) Conversion at or after Maturity. In the event that the Note remains outstanding on or after the Maturity Date and the Holder elects to convert the Note within 45 calendar days after the Maturity Date, the Note shall convert into the most senior shares of the Company at the time of the conversion at a conversion price equal to the Capped Price calculated as of such time.

3. Mechanics and Effect of Conversion. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note and any unconverted principal and interest shall be repaid in cash by the Company to the Holder promptly following conversion of this Note. Upon conversion of this Note pursuant to Section 2 and without limitation of the terms thereof, the Holder shall surrender this Note, duly endorsed, to the Company for cancellation, and subject to the terms of the Transaction Agreements, shall deliver to the Company any other documentation reasonably required by the Company in connection with such conversion. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder a notice of issuance for the shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. The Company shall not be required to issue or deliver the capital stock or other property into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company such documentation. Upon conversion of this Note in accordance with the terms hereof, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

4. Payment. All payments shall be made in lawful money of the United States of America in immediately available funds at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. The Company may prepay this Note (all or part) only upon the first to occur of (i) a Sale Event, but only after the Holder has received the notice required in Section 2(d) and the Holder has not elected to convert this Note in accordance with Section 2(d) and (ii) any time after the Maturity Date if the Holder has not, within 45 calendar days after the Maturity Date, demanded payment in full of this Note or exercised its rights to convert this Note under Section 2(g). Absent a change in law after the date hereof, the Company shall not deduct or withhold any taxes from or in respect of any payment or other amount required to be issued or otherwise delivered to the Holder hereunder provided the Holder has delivered an IRS Form W-9 to Company on or before the date of such payment, issuance or delivery (as applicable).

5. Not Stockholders. Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

6. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Agreements, the interest paid or agreed to be paid under the Transaction Agreements shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

7. Most Favored Nation. If the Company issues any convertible notes or similar instruments that have rights, preferences or privileges that are more favorable than the terms of the Note, the Company shall provide equivalent rights to the Holder with respect to the Note (with appropriate adjustment for economic terms or other contractual rights acceptable to the Holder). Notwithstanding anything in this Note to the contrary, the Holder agrees the immediately preceding sentence shall not apply to the Company’s current offering of convertible notes issued on the same terms as the form of note attached to the Purchase Agreement as Exhibit F, which offering will terminate on the earlier of (i) the receipt of a total of $5,000,000 for all the convertible notes issued in connection with the offering, (ii) February 28, 2023, and (iii) the termination of the offering by the Company (collectively, the “Current Offering”), ..

8. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will, without charge, make and deliver in lieu of such Note a new Note of like tenor and dated as of the date hereof.

9. Issuance of Valid eNote.

(a) Transferable Record. The Company has signed this electronically created Note using an Electronic Signature. By doing this, the Company is indicating that the Company agrees to the terms of this Note. This Note may be Authenticated, Stored and Transmitted by Electronic Means (as defined below), and will be valid for all legal purposes, as set forth in the Uniform Electronic Transactions Act, as enacted in Alabama (“UETA”), the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), or both, as applicable. In addition, this Note will be an effective, enforceable and valid Transferable Record (as defined below) and may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by the Transferable Records sections of UETA or E-SIGN. The following terms and phrases are defined as follows: (i) “Authenticated, Stored and Transmitted by Electronic Means” means that this Note will be identified as the Note that the Company signed, saved, and sent using electrical, digital, wireless, or similar technology; (ii) “Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means; (iii) “Electronic Signature” means an electronic symbol or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign a record; (iv) “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and (v) “Transferable Record” means an Electronic Record that: (A) would be a note under Article 3 of the Uniform Commercial Code if the Electronic Record were in writing and (B) the Company, as the issuer, has agreed is a Transferable Record.

10. Miscellaneous.

(a) Governing Law. This Note, and all matters arising directly and indirectly herefrom (“Covered Matters”), shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between parties in the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Each of the parties hereto irrevocably submits to the personal jurisdiction and venue of the Chancery Court of Delaware, or if such court is unavailable, the United States District Court for Delaware, and any appellate courts from any thereof for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process upon such party in any such claim, action, or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

(b) Entire Agreement. This Note, together with the Purchase Agreement and the documents referred to therein (including any side letter), constitute the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c) Amendments; Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10(c) shall be binding upon the Company, each Holder and each transferee of any Note; provided, that no such waiver in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(d) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Company may not assign, pledge, or otherwise transfer (each, a “Transfer”) this Note without the prior written consent of the Holder, and the Holder may not Transfer this Note without the prior written consent of the Company; provided, that such consent shall not be unreasonably withheld, conditioned or delayed in connection with any Transfer to the Holder’s Affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer in a form reasonably satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth on the signature page of the Purchase Agreement, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(f) Counterparts. This Note may be executed in any number of counterparts, manually or electronically, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the date first set forth above.

the company:

Serina Therapeutics, Inc.

By:	/s/ Randall A. Moreadith
(Signature)

Name:	Randall A. Moreadith
Title:	Chief Executive Officer and President

AGREED TO AND ACCEPTED:

The holder:

AgeX Therapeutics, Inc.

By:	/s/ Michael West
(Signature)

Name:	Michael West
Title:	Chief Executive Officer